WPT Enterprises, Inc. Announces Results for the First Quarter 2005

LOS ANGELES, CA., May 10, 2005 – WPT Enterprises, Inc. (WPTE) today announced results for the first quarter ended April 3, 2005. Business highlights for the quarter included strong product licensing revenues, the Travel Channel exercising their option to broadcast the fourth season of the WORLD POKER TOUR ® television show (WPT), the finalization of the Company’s agreement with WagerWorks to develop a WPT-branded real-money gaming website, the signing of additional agreements that will expand distribution of the WPT to France and Italy, the announcement of Anheuser-Busch Michelob AmberBock as a sponsor for Season 3 of the WPT and the WPT’s televised poker tournaments crossing the $100 million mark in prize money.

Revenues for the first quarter of 2005 were $4.1 million, equivalent to revenues for the first quarter of 2004, and reflected stronger than expected product licensing revenues. Net loss for the quarter was $1.6 million or a loss per fully diluted share of $0.08, compared to earnings of $0.8 million, or $0.05 per fully diluted share, in the 2004 period.

“Our first quarter 2005 results demonstrate the company’s continued ability to execute on our strategic plan and initiatives that have been targeted to generate growth,” said Steve Lipscomb, President and CEO of WPTE. “The success of the show and strength of the brand was confirmed by the Travel Channel’s decision to exercise its option for the fourth season of the show. In addition, the show’s strong ratings in international markets enabled us to complete distribution agreements to broadcast the show in France and Italy, two major European markets. The WPT continues to achieve worldwide recognition.”

Domestic television license revenues were $2.0 million in the first quarter of 2005 compared to $3.5 million in the first quarter of 2004. The higher license revenue reported in the first quarter of 2004 reflected the delivery of nine Season 2 episodes during the period compared to five episodes of Season 3 delivered during the first quarter of 2005. The remaining eight episodes in Season 3 are expected to be delivered in the second quarter of 2005. Season 3 currently consists of 21 episodes — 16 regular events and 5 special events — while Season 2 consisted of 25 episodes including 14 regular events and 11 special events.

Additional revenues of $2.1 million in the first quarter of 2005 were derived from a combination of product licensing, international television licensing, sponsorship fees, casino host fees and merchandise sales. Additional revenues in the first quarter of 2004 were $0.6 million consisting of international television licensing, sponsorship fees, casino host fees and merchandise sales.

Cost of revenues of $3.2 million in the first quarter of 2005 were related primarily to the production of Season 3 episodes of the WPT and the production of the premiere season of the PROFESSIONAL POKER TOUR ™ (PPT). Approximately $1.4 million of cost of revenues in the first quarter of 2005 were related to PPT production costs as it is the company’s policy to expense production costs if a firm commitment or an executed distribution agreement is not in place. First quarter 2004 cost of revenues of $2.5 million were related primarily to the production of Season 2 episodes of the WORLD POKER TOUR show. Additionally, cost of revenues in the first quarter of 2005 included approximately $0.4 million of non-cash compensation expenses related to consultant stock options compared to $0.1 million in the first quarter of 2004.

Overall gross margins were 22.3% in the first quarter of 2005 compared to 40.3% in the first quarter of 2004. The lower gross margins in the first quarter of 2005 primarily reflect the impact of PPT production costs and non-cash compensation expenses related to consultant stock options included in cost of revenues. Excluding the non-cash compensation expenses and PPT production costs expensed during the quarter, gross margin for the first quarter of 2005 was 67.3% compared to 42.6% for the corresponding period in 2004. There were no PPT production costs recognized in the first quarter of 2004.

Selling and administrative expenses were $2.8 million in the first quarter of 2005 reflecting increased headcount costs, product licensing commissions and professional service fees. Selling and administrative expenses in the first quarter of 2004 were $0.8 million, primarily consisting of headcount costs and professional service fees.

At April 3, 2005, the Company had no debt, and total cash and short-term investments available was approximately $31.6 million.

Revenue in the second quarter of 2005 is forecast to range from $5.5 — 6.0 million due to a higher number of Season 3 episodes scheduled to be delivered during the period.

“I am encouraged by the overall growth of our franchise in general as indicated by the increase in total players and prize pools in Season 3 of the WPT”, said Mr. Lipscomb. “We are also excited by growth trends in the online gaming space and believe that the second quarter deployment of wptonline.com, our online gaming website, will further diversify our revenue base as well as create additional opportunities in various business segments. We continue to make progress on the strategic objectives that were set for 2005 to enhance shareholder value.”

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (NASDAQ: WPTE) creates branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. We developed and own the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs in the U.S. on the Travel Channel and in more than 60 other countries through various cable and network channels. We currently license our brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware. WPTE is a majority-owned subsidiary of Lakes Entertainment, Inc. (NASDAQ: LACOE). For more information visit the Company’s website at www.worldpokertour.com. (WPTEF)

All trademarks and copyrights contained herein are the property of their respective holders.

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This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. Although WPT Enterprises, Inc. believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under WPT Enterprises, Inc.’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors could cause the actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our short operating history; our significant dependence upon the Travel Channel as a source of revenue; our reliance on our relationships with key licensing and strategic partners and agreements with member casinos; the potential that our television programming will fail to maintain a sufficient audience; adverse trends that may apply to the television production business generally; possible development by our competitors (many of whom have greater financial resources or marketplace presence) of television programming that will directly compete with our television programming; a decline in the popularity of our brand of televised poker tournaments; our ability to protect our entertainment concepts, our current and future brands and our other intellectual property rights; risks associated with our expansion into foreign markets and into new businesses; the uncertainty of the regulatory environment for online gaming, which may affect our ability to pursue this business fully or cause our activities to be found to be in violation of applicable United States or foreign regulations; and our dependence on our senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Company Contact:	Todd Steele, Chief Financial Officer 323-330-9900 tsteele@worldpokertour.com

Investor Contact:	Augustine Okwu Jr.

203-682-8244
aokwu@icrinc.com
Andrew Greenebaum
310-395-2215
agreenebaum@icrinc.com
Integrated Corporate Relations, Inc.

WPT ENTERPRISES, INC.
Condensed Balance Sheets
April 3, 2005 and January 2, 2005
(unaudited)

	April 3, 2005	January 2, 2005
	(In thousands)
Assets

Current Assets:
Cash and cash equivalents	$12,163	$4,525
Short-term investments	19,447	27,755
Accounts receivable, net	1,204	1,950
Deferred tax assets	166	136
Inventory	55	52
Television costs	1,428	917
Other current assets	688	624
Total Current Assets	35,151	35,959

Property and Equipment-Net	1,096	703
Cash and cash equivalents-restricted	246	244
Investment	207	207
Other long-term assets	167	—

Total Assets	$36,867	$37,113

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$77	$17
Due to parent	5	16
Deferred revenue	3,601	3,280
Accrued payroll and related	259	292
Accrued expenses	1,952	1,321
Total Current Liabilities	5,894	4,926

Total Liabilities	5,894	4,926

Common Shares Subject to Repurchase	629	618
Commitments and Contingencies
Shareholders’ Equity
Preferred Stock, par value of $0.001
Authorized 20,000 shares; 0 issued and outstanding	—	—
Common Stock, $0.001 par value authorized 100,000 shares;
20,120 and 19,480 issued and outstanding, respectively	20	19
Additional paid-in-capital	33,184	32,767
Accumulated deficit	(2,807)	(1,205)
Accumulated other comprehensive loss	(48)	(6)
Deferred compensation	(5)	(6)
Total Shareholders’ Equity	30,344	31,569

Total Liabilities and Shareholders’ Equity	$36,867	$37,113

WPT ENTERPRISES, INC.
Condensed Statements of Earnings (Loss)
Three months ended April 3, 2005 and April 4, 2004
(unaudited)

	2005	2004
	(In thousands, except per share data)
Revenues:

License fees:
Domestic television	$1,963	$3,540
International television	419	103
Product licensing	1,079	—
Total License Fees	3,461	3,643
Casino host fees	250	250
Sponsorship	293	128
Merchandise	68	119
Home Entertainment	31	—
Total Revenues	4,103	4,140

Cost of Revenues	3,188	2,472

Gross Profit	915	1,668
Expenses:
Selling and administrative	2,753	801
Depreciation	20	34
Total Expenses	2,773	835

Earnings (Loss) From Operations	(1,858)	833

Other Income (Expense):
Interest income	256	—
Interest expense	—	(41)

Net Earnings (Loss)	($1,602)	$792

Net Earnings (Loss) Per Common Share — Basic	($0.08)	$0.06

Net Earnings (Loss) Per Common Share — Diluted	($0.08)	$0.05

Weighted Average Common Shares Outstanding — Basic	19,058	13,653

Dilutive Effect of Restricted Stock	—	1,598
Dilutive Effect of Stock Options	—	746
Weighted Average Common Shares Outstanding — Diluted	19,058	15,997